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                                                                    EXHIBIT 23.3




                                 August 1, 2003

Riviana Foods Inc.
Houston, Texas

Re:  Form S-8 of Riviana Foods Inc.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated October 14, 2002, January 24, 2003 and April 24, 2003 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


/s/ KPMG LLP

Houston, Texas